Exhibit 99.1

For Immediate Release

A.P. Pharma to Raise $53.6 Million in Common Stock Offering

REDWOOD CITY, Calif. – July 25, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced that it has entered into definitive agreements with certain new and existing institutional investors relating to a private placement of common stock. In the transaction, the investors have agreed to purchase 102,000,000 shares at $0.525 per share, resulting in gross proceeds of approximately $53.6 million. The transaction is expected to close on or around July 30, 2012, subject to the satisfaction of customary closing conditions.

“We believe the $53.6 million to be raised will place the Company in a strong financial position as we approach the commercialization phase with our lead product, APF530, which we are developing for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting,” stated John B. Whelan, president and chief executive officer. Mr. Whelan continued, “We recently completed filling our three registration lots and also have reached agreement with the FDA on our protocol for our human factors validation study, which we plan to complete shortly. We plan to resubmit our New Drug Application to the FDA in September 2012.”

Jefferies & Company, Inc. acted as lead placement agent in the Offering. JMP Securities LLC acted as co-lead placement agent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock sold in the private placement.

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About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma received a Complete Response Letter to its APF530 New Drug Application (NDA) and is targeting a resubmission of the NDA to the U.S. Food and Drug Administration in September 2012. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

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Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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